SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

     This Second Amendment to Loan and Security Agreement ("Amendment") dated this 19th day of September, 1996 between CRW FINANCIAL, INC. ("Borrower"), CASINO MONEY CENTERS, INC., CRW CALIFORNIA, INC., CRW TEXAS, INC. AND KAPLAN & KAPLAN, INC. (collectively, the "Guarantors" and severally each a "Guarantor") and MELLON BANK, N.A. ("Lender").

                                   BACKGROUND

     A. On May 11, 1995, Borrower, Guarantors and Lender entered into a certain Loan and Security Agreement pursuant to which financing arrangements were established by Lender for the benefit of Borrower with the credit support of Guarantors (which Loan and Security Agreement, as it has been previously modified and may hereafter, from time to time, be modified, supplemented or replaced is hereinafter referred to as the "Loan Agreement").

     B. The parties have agreed to modify certain terms and conditions of the Loan Agreement and desire to set forth their understanding in this Amendment.

     C. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed thereto in the Loan Agreement.

     NOW, THEREFORE, with the foregoing background incorporated herein by reference and made part hereof, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

        1. The definition of "Maximum Revolving Credit Amount" in Section 1.1 is hereby deleted in its entirety and shall be replaced by the following:

                    Maximum Revolving Credit Amount - $7,500,000,
                    to be reduced to $6,500,000 on December 31, 1996.
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        2. The definition of "Maturity Date" in Section 1.1 of the Loan
Agreement is hereby deleted in its entirety and shall be replaced by the following:

                    Maturity Date - The earlier of (a) 180 days from the date hereof or (b) the date of closing on a sale by the Borrower and/or the Guarantors of the assets of their collection business or any merger or consolidation of any such companies with the effect that such business is not directly or indirectly controlled by Borrower.

        3. Notwithstanding any provision of the Loan Agreement (including without limitation Section 2.1 (a)) or this Amendment to the contrary, outstanding borrowings under the Revolving Credit shall not at any time exceed 15% of the market value of the common stock of TeleSpectrum Worldwide Inc., a Delaware corporation, ("TWI") owned by Borrower and pledged to Lender as security for the Obligations. On any date on which the Maximum Revolving Credit Amount is to be reduced pursuant to paragraph 1 above and, as the case may be, not later than ten (10) Business Days after any date on which the outstanding borrowings exceed the maximum amount permitted under this paragraph 3, Borrower will then unconditionally pay Lender all amounts necessary to reduce the amounts outstanding under the Revolving Credit to the applicable permitted amount.

        4. Sections 6.11(b), (c), (d) and (e) of the Loan Agreement are deleted in their entirety and replaced by the following new Section 6.11(b):

                    (b) Maximum Net Loss: Obligors shall have a maximum consolidated net loss of $1,600,000 for the fiscal quarter ending September 30, 1996 and of $400,000 for the fiscal quarter ending
                    December 31, 1996.

        5. Section 7.1 of the Loan Agreement is modified to permit a sale by the Obligors of the assets of their collection business or a merger or consolidation of the companies operating such business so long as the Revolving Credit is terminated and the Obligations are also paid in full contemporaneously with the closing on such sale, merger or consolidation.


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        6. Borrower shall be unconditionally obligated to pay Lender a facility amendment fee of $25,000 on the Maturity Date.

        7. Obligors represent and warrant to Lender as follows:

            (a) The execution and delivery by Obligors of this Amendment and performance by it of the transactions herein contemplated (i) are and will be within each Obligor's corporate powers, (ii) have been authorized by all necessary corporate action, and (iii) are not and will not be in contravention of any order of any court or other agency or government, of law or any other indenture, agreement or undertaking to which any Obligor is a party or by which the property of any Obligor is bound, or to be in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any Property of any Obligor.

            (b) This Amendment and any other agreements, instruments and documents executed and/or delivered in connection herewith shall be valid, binding and enforceable in accordance with their respective terms.

            (c) Borrower hereby ratifies and restates as of the date hereof each of the representations and warranties contained in the Loan Agreement and thereby represents that all such representations and warranties are true and correct in all material respects as of the date hereof.

            (d) There has not occurred as of the date hereof any material adverse change in the business, operations, condition (financial or otherwise) or business prospects of any Obligor from June 30, 1996 (as the financial condition is reflected on financial statements of Obligors as of such date delivered to Lender).

            (e) As of the date hereof, there is $5,500,000 owing by Borrower to Lender under the Revolving Credit without defense, setoff or counterclaim.

        8. Borrower reconfirms its obligation to reimburse Lender on demand of all of Lender's reasonable expenses (including without limitation reasonable attorneys' fees and costs) incurred in connection with this Amendment and the transactions contemplated hereby.

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        9. This Amendment shall amend and is incorporated into the Loan
Agreement. To the extent of any express inconsistency between the terms hereof and the terms of the Loan Agreement, the terms hereof shall control. Except as expressly amended by this Amendment, all of the terms and conditions of the Loan Agreement remain in full force and effect. Without limiting the generality of the foregoing, Borrower reconfirms that all Collateral (including without limitation Borrower's pledge to Lender of the stock of TWI) secures and shall continue to secure all of the Obligations.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment by their respective duly authorized officers as of the day and year first above written.

CRW FINANCIAL, INC.                          MELLON BANK, N.A.

By: /s/ J. Brian O'Neill                   By: /s/ Liz Mellace
  ----------------------------                 ----------------------------
Attest: /s/ Jonathan P. Robinson
        ------------------------


CASINO MONEY CENTERS, INC.

By: /s/ J. Brian O'Neill
    ----------------------------
Attest: /s/ Jonathan P. Robinson
        ------------------------

CRW CALIFORNIA, INC.

By: /s/ J. Brian O'Neill
    ----------------------------
Attest: /s/ Jonathan P. Robinson
        ------------------------


CRW TEXAS, INC.

By: /s/ J. Brian O'Neill
    ----------------------------
Attest: /s/ Jonathan P. Robinson
        ------------------------


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KAPLAN & KAPLAN, INC.

By: /s/ J. Brian O'Neill
    ----------------------------
Attest: /s/ Jonathan P. Robinson
        ------------------------